EXHIBIT 99.1

                                                           RE:  NN, Inc.
                          2000 Waters Edge Drive
                                                                                   Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE
May 1, 2008

NN, INC. REPORTS EARNINGS PER SHARE OF $0.32 FOR THE FIRST QUARTER 2008

First Quarter 2008 Revenues Rise to $121.5 Million and Earnings per Share up 45.5% to a Quarterly Record of $0.32 per Diluted Share

Johnson City, Tenn, May 1, 2008 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the first quarter ended March 31, 2008.  Net sales for the first quarter of 2008 were $121.5 million, an increase of $13.6 million or 12.6% from $107.9 million for the same period of 2007.  Net income for the first quarter of 2008 totaled $5.1 million or $0.32 per diluted share as compared to $3.8 million or $0.22 per diluted share for the same period in 2007.

James H. Dorton, Vice President and Chief Financial Officer commented, “We are pleased to report revenues of $121.5 million for the quarter, a $13.6 million increase over last year’s first quarter.  Accounting for the increase was the positive effect of currency translation of $8.1 million and net volume gains of 5.1%, or $5.5 million.”

Mr. Dorton continued, “As a percentage of net sales, 2008 first quarter cost of goods sold was 79.4% as compared to the 2007 first quarter cost of goods sold of 78.8%.  Level 3 cost reductions and margin improvements at Whirlaway, China and Slovakia offset the unfavorable effects of cost increases and transactional currency losses at our Veenendaal, The Netherlands operation. As a percentage of net sales, selling, general and administrative expenses for this year’s first quarter were 8.4% as compared to 8.7% for the same period in 2007.  Our reported net income of $5.1 million and $0.32 per diluted share was up 34.2% and 45.5%, respectively in comparison to our 2007 first quarter net income of $3.8 million, or $0.22 per diluted share. Our year-over-year earnings per share improvements are higher in comparison to our net income improvement due to the impact of the company’s share repurchase program.  During 2007, we repurchased 1,008,439 shares of the Company’s stock.”

Mr. Dorton concluded, “For 2008, we are focusing on further strengthening our balance sheet by concentrating on specific working capital improvements.  Although we traditionally experience higher working capital needs in the first quarter, we are beginning to see the results of our efforts and are on track to meet our working capital goals for the year.”

Roderick R. Baty, Chairman and Chief Executive Officer commented, “In the latter part of 2007, we began to see evidence of improvements in three operations – Whirlaway, Slovakia and China.  During the first quarter of 2008, we experienced improved profitability and operating margins at each of these locations as compared to the prior year, due mainly to higher capacity utilization resulting from new business awards at all three operations.  However, we did experience lower revenues and profits than planned in our Plastics and Rubber Components Segment, driven principally by reductions in North American automotive demand.  Finally, with the exception of the transactional currency losses in our Veenendaal, The Netherlands operation, our core Metal Bearing Components operations in Europe and the U.S. are continuing to perform extremely well and exceeded our expectations for the first quarter in both revenues and earnings.”

Mr. Baty concluded, “We are encouraged by our first quarter financial performance and in particular the results from our operations that experienced profitability difficulties in 2007.  Economic conditions in Europe for both automotive and industrial end markets remain healthy along with good demand in the industrial end markets in North America.  Although North American reduced automotive demand impacted some of our U.S. operations in the first quarter, the reductions we experienced were essentially forecasted at the beginning of the year.  Consequently, we see overall good levels of global demand and corresponding revenues continuing into the second quarter of the year.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $421 million in 2007.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2007.

Financial Tables Follow

NN, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net sales	$121,542	$107,944
Cost of goods sold (exclusive of depreciation shown separately below)	96,494	85,082
Selling, general and administrative	10,209	9,424
Depreciation and amortization	6,263	5,523
Gain on disposal of assets	(141)	(5)
Income from operations	8,717	7,920

Interest expense, net	1,542	1,694
Other (income) loss	(136)	26
Income before provision for income taxes	7,311	6,200
Provision for income taxes	2,209	2,445

Net income	$5,102	$3,755

Diluted income per common share	$0.32	$0.22

Weighted average diluted shares	15,962	17,033

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current Assets:
Cash	$12,902	$13,029
Accounts receivable, net	81,311	65,566
Inventories, net	55,016	51,821
Other current assets	8,121	7,608
Total current assets	157,350	138,024

Property, plant and equipment, net	168,933	161,008
Goodwill, net	40,474	39,471
Other assets	12,468	11,575
Total assets	$379,225	$350,078

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$58,142	$51,124
Dividends payable	1,268	--
Accrued salaries and wages	17,234	15,087
Current portion of long-term debt	11,313	11,851
Other liabilities	8,612	6,194
Total current liabilities	96,569	84,256

Deferred income taxes	20,284	18,682
Long-term notes payable	100,127	100,193
Other liabilities	18,091	16,904
Total liabilities	235,071	220,035

Total stockholders’ equity	144,154	130,043

Total liabilities and stockholders’ equity	$379,225	$350,078

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